UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------------x
                                      :
In re                                 :
                                      :       CHAPTER 11
CONSOLIDATED HYDRO, INC.,             :        CASE NO. _____________
                                      :
                  Debtor.             :
                                      :
--------------------------------------x



                   PLAN OF REORGANIZATION UNDER CHAPTER 11 OF
                 THE BANKRUPTCY CODE OF CONSOLIDATED HYDRO, INC.
                 -----------------------------------------------

     Consolidated Hydro, Inc. proposes the following plan of reorganization under section 1121(a) of title 11 of the United States Code:


           ARTICLE I - DEFINITION OF TERMS AND RULES OF INTERPRETATION


     Unless otherwise required by the context, the words and phrases listed below shall have the following meanings when used in the Plan. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective section in, article of, schedule to, or exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

     1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

     1.2 Allowed means (a) with respect to an Administrative Expense Claim, an Administrative Expense Claim that is allowed or deemed allowed pursuant to section 503 of the Bankruptcy Code; and (b) with respect to a Claim or Equity Interest, any Claim or Equity Interest (i) proof of which is timely and properly filed, or, if no proof of Claim or Equity Interest is timely and properly filed, a Claim or Equity Interest that is listed by the Debtor on its Schedules, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount, not disputed and not contingent, and (ii) that is allowed or deemed allowed pursuant to section 502 of the Bankruptcy Code and not Disputed. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed" shall not, for purposes of computation of distributions under the Plan, include accrual or payment of interest on any Claim or Equity Interest from and after the Commencement Date.

     1.3 Amended CHI By-Laws means the amended By-Laws of CHI Energy, Inc., which shall be in substantially the form of Exhibit A annexed hereto.

     1.4 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

     1.5 Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

     1.6 Bankruptcy Judge means the United States District Court Judge presiding over the Chapter 11 Case, and, to the extent of a reference of the Chapter 11 Case, the United States Bankruptcy Judge presiding over the Chapter 11 Case.

     1.7 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

     1.8 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

     1.9 Cash means legal tender of the United States of America and equivalents thereof.



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
     1.10 Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor, styled In re Consolidated Hydro, Inc.

     1.11 CHI means Consolidated Hydro, Inc., a Delaware corporation.

     1.12 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

     1.13 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

     1.14 Class 3 Cash Payment means the sum of $15,000,000 plus the Unofficial Bondholders' Committee Expenses to be paid in Cash as follows: (a) $10,000,000 plus the Unofficial Bondholders' Committee Expenses on the Effective Date; (b) up to $5,000,000 payable out of Excess Cash and the proceeds of a working capital facility (to the extent permitted by the lender under such working capital facility) on or before December 31, 1997; and (c) if the payment set forth in subsection (b) is not made in full by December 31, 1997, the balance of the $5,000,000 payment on or before March 31, 1998, with interest thereon at the Prime Rate from December 31, 1997, until the date the balance is paid in full.

     1.15 Collateral means any property or interest in property of the estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

     1.16 Commencement Date means the date on which CHI commences the Chapter 11 Case.

     1.17 Confirmation Date means the date on which the Confirmation Order is signed by the Bankruptcy Judge.

     1.18 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     1.19 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

    1.20 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, provided, however, that if no such committee is appointed, the Unofficial Bondholders' Committee shall constitute the Creditors' Committee.

     1.21 Debtor means CHI.



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
     1.22 Debtor in Possession means the Debtor in its capacity as debtor in possession in the Chapter 11 Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

     1.23 Disputed means, with reference to any Claim or Equity Interest, any Claim or Equity Interest proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and in either case or in the case of an Administrative Expense Claim, any Administrative Expense Claim, Claim or Equity Interest which is disputed under the Plan or as to which the Debtor has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Equity Interest proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim or interest was not timely or properly filed.

     1.24 Distribution Record Date means the day that is three Business Days from and after the Confirmation Date.

     1.25 DnB Facility Agreement means that certain Revolving Credit Agreement among CHI, as Borrower, the banks listed therein and Den norske Bank AS, as agent, dated as of October 14, 1993, together with the related documents thereto, in each case as such agreements may have been modified or amended.

     1.26 DnB Facility Claim means any Claim arising from or relating to the DnB Facility
Agreement.

     1.27 Effective Date means the first Business Day on which the conditions specified in Section 11.1 of the Plan have been satisfied or waived.

     1.28 Employment Agreements means the employment agreements entered into between Reorganized CHI and certain of its key executives, which shall be in substantially the form annexed hereto as Exhibit C.

     1.29 Equity Interest means an interest in the Debtor evidenced by Old Preferred Stock, Old Common Stock, Old Warrants, Old Options or other instruments evidencing an ownership interest in CHI, whether or not transferable.

     1.30 Excess Cash means an amount equal to the unrestricted cash balance of the Debtor as of December 31, 1997, plus the difference between (i) the sum of all unrestricted cash requirements of Reorganized CHI in the 3-month period ending March 31, 1998 and (ii) the sum of all unrestricted cash anticipated to be received by Reorganized CHI through the end of such 3-month period. All such amounts shall be certified by Reorganized CHI's chief accounting officer in a writing delivered to each holder of an Allowed Senior Discount Notes Claim and shall be determined by reference to Reorganized CHI's fiscal 1998 budget and actual receivables and payables as of December 31, 1997.



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
     1.31 Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or Reorganized CHI or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.32 General Unsecured Claim means any Claim that is not a Priority Tax Claim, Other Priority Claim, Secured Claim, Senior Discount Note Claim, DnB Facility Claim or Intercompany Claim.

     1.33 Intercompany Claim means any Claim of any Nondebtor Subsidiary against the Debtor.

     1.34 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

     1.35 Management Option Agreements has the meaning set forth in Section 10.5 of the Plan.

     1.36 Management Option Plan has the meaning set forth in Section 10.5 of the Plan.

     1.37 Management Options means options to purchase 810,811 shares of New Class A Common Stock pursuant to the provisions of the Management Option Agreements to be entered into under the Management Option Plan.

     1.38 New Class A Common Stock means the Class A common stock of Reorganized CHI authorized and to be issued pursuant to the Plan. The New Class A Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation and other matters as are provided for by applicable nonbankruptcy law or in the Restated CHI Certificate of Incorporation and the Amended CHI By-Laws. Each share of New Class A Common Stock shall have one (1) vote.

     1.39 New Class B Common Stock means the Class B common stock of Reorganized CHI authorized and to be issued pursuant to the Plan. The New Class B Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation and other matters as are provided for by applicable nonbankruptcy law or in the Restated CHI Certificate of Incorporation and the Amended CHI By-Laws. Each share of New Class B Common Stock shall have one-hundredth (1/100) of one vote.

     1.40 New Common Stock means, collectively, the New Class A Common Stock and the New
Class B Common Stock.

     1.41 New Series B Warrants means warrants issued by Reorganized CHI to purchase 810,811 shares of New Common Stock pursuant to the provisions of the Series B Warrant Agreement, the form of which is annexed hereto as Exhibit E.

     1.42 New Series C Warrants means warrants issued by Reorganized CHI to purchase 526,316 shares of New Common Stock pursuant to the provisions of the Series C Warrant Agreement, the form of which is annexed hereto as Exhibit F.

     1.43 New Warrants means the New Series B Warrants and the New Series C Warrants.

     1.44 Nondebtor Subsidiary means any of the direct or indirect subsidiaries of the Debtor or entities controlled by the Debtor, set forth on Exhibit G annexed hereto.

     1.45 Old Common Stock means all authorized and issued class A common stock of CHI, authorized class B common stock of CHI, Old Options and Old Warrants, including any right, contractual or otherwise, to acquire any common stock of CHI, existing prior to the Commencement Date.

     1.46 Old Options means any and all rights or options granted or issued by the Debtor prior to the Commencement Date to purchase common stock of CHI.

     1.47 Old Preferred Stock means, collectively, the Series F Preferred Stock, the Series H Preferred Stock, and the Series G Preferred Stock.

     1.48 Old Warrants means any and all warrants issued by the Debtor prior to the Commencement Date to purchase common stock of CHI, whether or not such warrants are outstanding.

     1.49 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

     1.50 Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, schedules, supplements, and appendices hereto, either in its present form or as the same may be altered, amended or modified from time to time.

     1.51 Plan Supplement means the documents and forms of documents specified in Section 14.12 of the Plan.

     1.52 Prime Rate means the prime rate as determined by Citibank, N.A.


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
     1.53 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

     1.54 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

     1.55 Registration Rights Agreement means that certain agreement governing the registration of New Common Stock, the New Warrants and the additional shares of New Common Stock issuable upon exercise of the New Warrants or the Management Options, the form of which is annexed hereto as Exhibit H.

     1.56 Releasees means all present and former officers and directors of the Debtor and any other persons who serve or served as members of management of the Debtor, all members of the Unofficial Bondholders' Committee, all present and former officers and directors and other persons who serve or served as members of the management of any member of such Committee, and all advisors or consultants of or to the Debtor and the Unofficial Bondholders' Committee.

     1.57 Reorganized CHI means CHI Energy, Inc., or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

     1.58 Restated CHI Certificate of Incorporation means the Restated Certificate of Incorporation of Consolidated Hydro, Inc., which shall be in substantially the form of Exhibit B annexed hereto.

     1.59 Schedules means the schedules of assets and liabilities to be filed by the Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

     1.60 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

     1.61 Senior Discount Notes means the 12% Senior Discount Notes due 2003 issued pursuant to that certain Indenture dated as of June 15, 1993, as amended and restated in the Amended and Restated Indenture dated as of February 7, 1994.

     1.62 Senior Discount Notes Claim means a Claim arising from or relating to the Senior Discount Notes, including interest accrued on the Senior Discount Notes through, but not including, the Commencement Date.


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
     1.63 Series F Distribution means each of (a) that number of New Series B Warrants equal to the product of (i) the Series F Percentage and (ii) the aggregate number of New Series B Warrants and (b) that number of New Series C Warrants equal to the product of (x) the Series F Percentage and (y) the aggregate number of New Series C Warrants.

     1.64 Series F Equity Interest means an Equity Interest represented by the Series F Preferred Stock.

     1.65 Series F Percentage means the quotient, expressed as a percentage, obtained by dividing (i) the aggregate liquidation preference of the Series F Preferred Stock (as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not, through the Commencement
Date), by (ii) the sum of the aggregate liquidation preference of the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock (with respect to the Series F Preferred Stock and Series G Preferred Stock, as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not, through the Commencement Date, and with respect to the Series H Preferred Stock, as increased by the aggregate liquidation preference of (x) all pay-in-kind dividends declared and paid from inception through the Commencement Date and (y) all accrued and unpaid dividends, whether declared or not, through the Commencement Date).

     1.66 Series F Preferred Stock means the Series F 8% Senior Convertible Preferred Stock issued pursuant to that certain Purchase Agreement dated March 25, 1992, among CHI, the Morgan Stanley Leveraged Equity Fund II, L.P. and Madison Group, L.P.

     1.67 Series G Distribution means each of (a) that number of New Series B Warrants equal to the product of (i) the Series G Percentage and (ii) the aggregate number of New Series B Warrants and (b) that number of New Series C Warrants equal to the product of (x) the Series G Percentage and (y) the aggregate number of New Series C Warrants.

     1.68 Series G Equity Interest means an Equity Interest represented by the Series G Preferred Stock.

     1.69 Series G Percentage means the quotient, expressed as a percentage, obtained by dividing (i) the aggregate liquidation preference of the Series G Preferred Stock (as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not, through the Commencement
Date), by (ii) the sum of the aggregate liquidation preference of the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock (with respect to the Series F Preferred Stock and Series G Preferred Stock, as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not, through the Commencement Date, and with respect to the Series H Preferred Stock, as increased by the aggregate liquidation preference of (x) all pay-in-kind dividends declared and paid from inception through the Commencement Date and (y) all accrued and unpaid dividends, whether declared or not, through the Commencement Date).


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
     1.70 Series G Preferred Stock means the Series G 9.85% Junior Convertible Preferred Stock issued pursuant to that certain Purchase Agreement dated March 25, 1992, among CHI, the Morgan Stanley Leveraged Equity Fund II, L.P. and Madison Group, L.P.

     1.71 Series H Distribution means each of (a) that number of New Series B Warrants equal to the product of (i) the Series H Percentage and (ii) the aggregate number of New Series B Warrants and (b) that number of New Series C Warrants equal to the product of (x) the Series H Percentage and (y) the aggregate number of New Series C Warrants.

     1.72 Series H Equity Interest means an Equity Interest represented by the Series H Preferred Stock.

     1.73 Series H Percentage means the quotient, expressed as a percentage, obtained by dividing (i) the aggregate liquidation preference of the Series H Preferred Stock (as increased by (x) the aggregate liquidation preference of all pay-in-kind dividends declared and paid from inception through the Commencement Date and (y) all accrued and unpaid dividends, whether declared or not, through the Commencement Date), by (ii) the sum of the aggregate liquidation preference of the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock (with respect to the Series F Preferred Stock and Series G Preferred Stock, as increased by the aggregate liquidation preference of all accrued and unpaid dividends, whether declared or not, through the Commencement Date, and with respect to the Series H Preferred Stock, as increased by the aggregate liquidation preference of (x) all pay-in-kind dividends declared and paid from inception through the Commencement Date and (y) all accrued and unpaid dividends, whether declared or not, through the Commencement Date).

     1.74 Series H Preferred Stock means the Series H 13.5% Cumulative Redeemable Exchangeable Preferred Stock governed by the Certificate of Designations for the Series H Preferred Stock.

     1.75 Stockholders' Agreement means the Stockholders' Agreement by and among CHI Energy, Inc. and the stockholders of CHI Energy, Inc., which shall be in substantially the form of Exhibit I annexed hereto.

     1.76 Unofficial Bondholders' Committee means the unofficial committee of certain holders of Senior Discount Note Claims formed prior to the Commencement Date.

     1.77 Unofficial Bondholders' Committee Expenses means the fees and expenses outstanding on the Effective Date incurred by the Unofficial Bondholders' Committee on behalf of the holders of Allowed Senior Discount Note Claims (including, without limitation, the fees and expenses of counsel) in connection with the negotiation and documentation of the Plan, the Plan-related documents and the Chapter 11 Case.




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
 ARTICLE II - TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.1 PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS. All entities that are awarded compensation for services rendered or reimbursement of expenses by the Bankruptcy Court under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (a) upon the later of (i) the Effective Date and
(ii) the date upon which an order granting such Administrative Expense Claim is signed by the Bankruptcy Judge, or (b) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtor or, on and after the Effective Date, Reorganized CHI.

     2.2 OTHER ADMINISTRATIVE EXPENSE CLAIMS. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim other than those Claims provided for under Section 2.1 shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by Reorganized CHI in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

     2.3 PRIORITY TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, at the Debtor's option, each holder of an Allowed Priority Tax Claim (a) shall be paid in full by Reorganized CHI in the ordinary course of business in accordance with the terms and conditions of any law, regulation, agreement, instrument or other document relating to such Claim or (b) shall receive on account of such Allowed Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim.





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
           ARTICLE III - CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

     Claims, other than Administrative Expense Claims and Priority Tax Claims, and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

                                  CLASS STATUS

Class  1 -- Other Priority Claims................................... Unimpaired

Class  2 -- Secured Claims ......................................... Unimpaired

Class  3 -- Senior Discount Note Claims............................... Impaired

Class  4 -- DnB Facility Claim...................................... Unimpaired

Class  5 -- General Unsecured Claims................................ Unimpaired

Class  6 -- Intercompany Claims .....................................Unimpaired

Class  7 -- Series F Equity Interests................................. Impaired

Class  8 -- Series H Equity Interests................................. Impaired

Class  9 -- Series G Equity Interests................................. Impaired

Class 10 -- Old Common Stock Equity Interests......................... Impaired


        ARTICLE IV - TREATMENT OF CLAIMS AND EQUITY INTERESTS AND VOTING

     The Allowed Claims against, and Allowed Equity Interests in, CHI shall be treated, and holders thereof shall be entitled to vote, as follows:

4.1 CLASS 1 - OTHER PRIORITY CLAIMS

     (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Treatment. To the extent unpaid prior to the Effective Date and except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment, each Allowed

Other Priority Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

4.2 CLASS 2 - SECURED CLAIMS

     (a) Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Treatment. Except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment, each Allowed Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Secured Claim to demand or receive payment of such Allowed Secured Claim prior to the stated maturity of such Allowed Secured Claim from and after the occurrence of a default.

4.3 CLASS 3 - SENIOR DISCOUNT NOTE CLAIMS

     (a) Impairment and Voting. Class 3 is impaired by the Plan. The beneficial holders of Allowed Senior Discount Note Claims are entitled to vote to accept or reject the Plan.

     (b) Treatment. Each holder of an Allowed Senior Discount Note Claim shall receive, in full satisfaction of such Allowed Senior Discount Note Claim, its Pro Rata Share of (a) 10,000,000 shares of New Common Stock; and (b) the Class 3 Cash Payment.

     (c) Allocation of Principal and Interest. All distributions to holders of Allowed Senior Discount Note Claims shall be allocated first to the original principal amount of each of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds such amount, to the remainder of such Claim.

     (d) Unofficial Bondholders' Committee Expenses. Notwithstanding anything to the contrary contained herein, the portion of the Class 3 Cash Payment consisting of the Unofficial Bondholders' Committee Expenses will be distributed directly to the parties to whom such fees and expenses are owing.

4.4 CLASS 4 - DNB FACILITY CLAIM

     (a) Impairment and Voting. Class 4 is unimpaired by the Plan. DnB is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Treatment. Except to the extent that DnB agrees to a different treatment, the DnB Facility Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles DnB to demand or receive payment of the DnB Facility Claim prior to the stated maturity of such Claim from and after the occurrence of a default.

4.5 CLASS 5 - GENERAL UNSECURED CLAIMS

     (a) Impairment and Voting. Class 5 is unimpaired by the Plan. Each holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Treatment. To the extent unpaid prior to the Effective Date and except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment, each Allowed General Unsecured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

4.6 CLASS 6 - INTERCOMPANY CLAIMS

     (a) Impairment and Voting. Class 6 is unimpaired by the Plan. Each holder of an Intercompany Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Treatment. To the extent unpaid prior to the Effective Date and except to the extent that a holder of an Allowed Intercompany Claim agrees to a different treatment, each Allowed Intercompany Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

4.7 CLASS 7 - SERIES F EQUITY INTERESTS

     (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed Series F Equity Interest is entitled to vote to accept or reject the Plan.

     (b) Treatment.

          (i) If Class 8 votes to accept the Plan, on the Effective Date, each holder of an Allowed Series F Equity Interest shall receive, in full satisfaction of such Allowed Equity Interest, its Pro Rata Share of the Series F Distribution; or

          (ii) If Class 8 votes to reject the Plan, on the Effective Date, each holder of an Allowed Series F Equity Interest shall receive, in full satisfaction of such Allowed Equity Interest, its Pro Rata Share of (x) the Series F Distribution, and (y) the Series G Distribution.

4.8 CLASS 8 - SERIES H EQUITY INTERESTS

     (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Allowed Series H Equity Interest is entitled to vote to accept or reject the Plan.

     (b) Treatment. On the Effective Date, each holder of an Allowed Series H Equity Interest shall receive, in full satisfaction of such Allowed Equity Interest, its Pro Rata Share of the Series H Distribution.

4.9 CLASS 9 - SERIES G EQUITY INTERESTS

     (a) Impairment and Voting. Class 9 is impaired by the Plan. Each holder of an Allowed Series G Equity Interest is entitled to vote to accept or reject the Plan.

     (b) Treatment.

          (i) If Class 8 votes to accept the Plan, on the Effective Date, each holder of an Allowed Series G Equity Interest shall receive, in full satisfaction of such Allowed Equity Interest, its Pro Rata Share of the Series G Distribution; or

          (ii) If Class 8 votes to reject the Plan, the holders of Allowed Series G Equity Interests will not receive any distributions on account of such Equity Interests and the share certificates or any other instruments evidencing any Series G Equity Interest shall be deemed cancelled without further action under any applicable agreement, law, regulation, order or rule.

4.10 CLASS 10 - OLD COMMON STOCK EQUITY INTERESTS

     (a) Impairment and Voting. Class 10 is impaired by the Plan. Each holder of an Allowed Old Common Stock Equity Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

     (b) Treatment. The holders of Allowed Old Common Stock Equity Interests will not receive any distributions on account of such Equity Interests. On the Effective Date, and in accordance with Section 9.1 of the Plan, the Old Common Stock certificates shall be cancelled without further action under any applicable agreement, law, regulation, order or rule, and the Old Common Stock evidenced thereby shall be extinguished.

                  ARTICLE V - PROVISIONS REGARDING DISTRIBUTION

5.1 METHOD OF DISTRIBUTIONS UNDER THE PLAN.

     (a) In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by Reorganized CHI to the holder of each Allowed Claim as of the Distribution Record Date at the address of such holder as listed on the Schedules and to the holder of each Allowed Old Preferred Stock Equity Interest as of the Distribution Record Date at the address of such holder as listed in the transfer ledger for Old Preferred Stock, unless, in either instance, the Debtor or Reorganized CHI has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or Equity Interest by such holder that provides an address for such holder different from the address reflected on the Schedules (for holders of Allowed Claims) or on the transfer ledger (for holders of Allowed Old Preferred Stock Equity Interests).

     (b) Distributions of Cash. At the option of Reorganized CHI, any payment of Cash made by Reorganized CHI pursuant to the Plan shall be made by check or wire transfer.

     (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

     (d) Minimum Distributions. No payment of Cash less than one hundred dollars shall be made by Reorganized CHI to any holder of a Claim unless a request therefor is made in writing to Reorganized CHI in accordance with Section 14.9 of the Plan.

     (e) Fractional Shares or Warrants. No fractional shares of New Common Stock or fractional New Warrants or Cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim or Allowed Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of 1/2 or greater shall be rounded to the next higher whole number and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock or New Warrants to be distributed to a Class of Claims or Equity Interests, as the case may be, shall be adjusted as necessary to account for the rounding provided in this Section 5.1(e).

     (f) Unclaimed Distributions. Any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized CHI and any entitlement of any holder of any Allowed Claim or Allowed Equity Interest to such distributions shall be discharged and forever barred. If any distribution to any holder is returned as undeliverable, Reorganized CHI shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until a determination has been made concerning the then-current address of such holder, at which time such distribution shall be made to such holder without interest. Amounts in respect of any undeliverable distributions made by Reorganized CHI shall be returned to Reorganized CHI until such distribution is claimed. If no proofs of Claim or Equity Interest are filed and the Schedules filed with the Bankruptcy Court fail to state addresses for holders of Allowed Claims or Allowed Equity Interests, the distributions in respect of such Allowed Claims or Allowed Equity Interests shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code. All unclaimed property shall revert to Reorganized CHI and such Claim or Equity Interest shall be discharged and forever barred.

     (g) Distributions to Holders as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the claims register (for Claims) and the transfer ledgers (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Debtor and Reorganized CHI shall have no obligation to recognize any transfer of any Claims or Equity Interests occurring after the Distribution Record Date. The Debtor and Reorganized CHI shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Distribution Record Date.

     (h) Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

    5.2 WAIVER OF ENFORCEMENT OF PRIORITY. Generally, the Plan does not take into account the relative priority of the Equity Interests in Classes 7, 8 and 9 as set forth in the Restated Certificate of Incorporation of Consolidated Hydro, Inc. and any subordination provisions relating thereto. Pursuant to the Plan and if Class 8 votes to accept the Plan, (a) on the Effective Date, (i) all holders of Class 7 Equity Interests will be deemed to have waived any and all priority and subordination rights that they may have with respect to distributions to holders of Class 8 Equity Interests and Class 9 Equity Interests pursuant to the Plan, and (ii) all holders of Class 8 Equity Interests will be deemed to have waived any and all priority and subordination rights that they may have with respect to distributions to holders of Class 9 Equity Interests; and (b) the confirmation of the Plan will permanently enjoin, effective as of the Effective Date, (x) all holders of Class 7 Equity Interests from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Class 8 Equity Interests and Class 9 Equity Interests, and (y) all holders of Class 8 Equity Interests from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Class 9 Equity Interests. Notwithstanding the foregoing provision, if Class 8 votes to reject the Plan such provision shall not apply, and shall be of no effect, to the holders of Class 8 Equity Interests.

     5.3 SURRENDER OF EXISTING SECURITIES AND AGREEMENTS. Each holder of a share certificate, bond or other instrument evidencing a Claim or Old Preferred Stock Equity Interest shall surrender such share certificate, bond or similar instrument to Reorganized CHI, unless such requirement is waived by Reorganized CHI. No distribution of property hereunder shall be made to, or on behalf of, any such holders unless and until such share certificate, bond or similar instrument is received by Reorganized CHI or the unavailability of such share certificate, bond or similar instrument is established to the reasonable satisfaction of Reorganized CHI or such requirement is waived by Reorganized CHI. Reorganized CHI may require any holder that is unable to surrender or cause to be surrendered any such share certificates, bonds or similar instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized CHI. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim or Old Preferred Stock Equity Interest (a) if possible, to surrender or cause to be surrendered such share certificate, bond or instrument, (b) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized CHI and (c) if requested, to furnish a bond reasonably satisfactory to Reorganized CHI, shall be deemed to have forfeited all rights, claims and causes of action against the Debtor and Reorganized CHI and shall not participate in any distribution hereunder.


    ARTICLE VI - PROCEDURES FOR TREATING DISPUTED CLAIMS AND EQUITY INTERESTS

     6.1 PROSECUTION OF OBJECTIONS. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the Debtor or Reorganized CHI shall have the exclusive right (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to proofs of Administrative Expense Claims, Claims and Equity Interests. The Debtor or Reorganized CHI shall serve a copy of each objection upon the holder of the Administrative Expense Claim, Claim or Equity Interest to which the objection is made as soon as practicable, but in no event later than thirty days after the Effective Date.

     6.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution shall be made on account of such Claim or Equity Interest, unless and until such Disputed Claim or Disputed Equity Interest becomes Allowed.

     6.3 DISTRIBUTIONS AFTER ALLOWANCE. Payments and distributions to each holder of a Claim or Equity Interest that is Disputed, or that is not Allowed, to the extent that such Claim or Equity Interest ultimately becomes Allowed, shall be made in accordance with the provisions hereof governing the Class of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, Reorganized CHI shall distribute to the holder of such Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been Allowed as of the Effective Date (or such other date on which such distribution would have been made), without any interest on such payment or property.

             ARTICLE VII - EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     7.1 ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any person shall be deemed assumed by Reorganized CHI as of the Effective Date, except for any executory contract or unexpired lease (a) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (b) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (c) that is set forth in Schedule 7.1 hereto; provided, however, that the Debtor or Reorganized CHI reserves the right, on or prior to the Confirmation Date, to amend Schedule 7.1 to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtor or Reorganized CHI shall provide notice of any amendments to Schedule 7.1 to the executory contracts and unexpired leases affected thereby prior to the Confirmation Hearing. The listing of a document on Schedule 7.1 shall not constitute an admission by the Debtor or Reorganized CHI that such document is an executory contract or an unexpired lease or that the Debtor or Reorganized CHI has any liability thereunder.

     7.2 APPROVAL OF ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Entry of the Confirmation Order shall constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of all executory contracts and unexpired leases that are assumed pursuant to Section 7.1 of the Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject any unexpired leases hereof through the date of entry of an order approving the assumption or rejection of such unexpired leases, and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases set forth in
Schedule 7.1 that are rejected pursuant to Section 7.1 of the Plan.

     7.3 CURE OF DEFAULTS. Except as may otherwise be agreed to by the parties, on the Effective Date, Reorganized CHI shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtor's or Reorganized CHI's liability with respect thereto, or as may otherwise be agreed to by the parties.

     7.4 REJECTION OF CERTAIN PUT AND CALL AGREEMENTS. The Put and Call Agreements between (i) the Debtor and SES Partners, L.P. I and (ii) the Debtor and SES Partners, L.P. II are treated as executory contracts and, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, are rejected as of the Effective Date.

     7.5 BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES REJECTED PURSUANT TO THE PLAN. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to this Article VII must be filed with the Bankruptcy Court and served upon the attorneys for the Debtor no later than thirty days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease or (b) notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate, Reorganized CHI and its property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

     7.6 INSURANCE POLICIES. Each of the Debtor's insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall be in accordance with the treatment provided under Article IV of the Plan. Nothing contained in this Section 7.6 shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtor may hold against the insurer under any policy of insurance, or against the holder of a Claim covered by insurance policies.

     7.7 INDEMNIFICATION OBLIGATIONS. For purposes of the Plan, the obligations of the Debtor to defend, indemnify, reimburse or limit the liability of present and former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date against any claims or obligations pursuant to the Debtor's certificate of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

     7.8 COMPENSATION AND BENEFIT PROGRAMS. Except as provided in Section 7.1 of the Plan and unless otherwise modified, terminated or rejected on or before the Effective Date, all employment, consulting and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its directors, officers, employees, consultants or independent contractors, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and hereby are assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

     7.9 RETIREE BENEFITS. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Commencement Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.


                         ARTICLE VIII - LIMITED RELEASES

     8.1 LIMITED RELEASE OF RELEASEES AND OTHER PARTIES. Except as otherwise provided in the Plan, as of the Effective Date, each of the Debtor, the Debtor in Possession and each holder of a Claim against or Equity Interest in the Debtor or Debtor in Possession releases all Releasees, the lenders under the DnB Facility, the holders of the Senior Discount Notes, the holders of the Old Preferred Stock and the holders of the Old Common Stock, from claims, obligations, rights, causes of action and liabilities held by the Debtor, Debtor in Possession or such holder against such individuals and entities, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Case, including through the Effective Date, in any way relating to the Debtor, the Debtor in Possession, the Chapter 11 Case, the Plan, the DnB Facility Agreement, the Senior Discount Notes, the Old Preferred Stock and the Old Common Stock, and the ownership, management and operation of the Debtor.

     8.2 LIMITED RELEASE BY RELEASEES AND OTHER PARTIES. Except as otherwise provided in the Plan, as of the Effective Date, each of the Releasees, in any capacity, the lenders under the DnB Facility, the holders of the Senior Discount Notes, the holders of the Old Preferred Stock and the holders of the Old Common Stock, generally releases each of the Debtor, the Debtor in Possession, and each holder of a Claim against or Equity Interest in the Debtor or Debtor in Possession, in each case in any capacity, from claims, obligations, rights, causes of action and liabilities held by such Releasee, the lenders under the DnB Facility, the holders of the Senior Discount Notes, the holders of the Old Preferred Stock and the holders of the Old Common Stock against the Debtor, the Debtor in Possession or any such Releasee or holder, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Case, including through the Effective Date, in any way relating to the Debtor, the Debtor in Possession, the Chapter 11 Case, the Plan, the DnB Facility Agreement, the Senior Discount Notes, the Old Preferred Stock and the Old Common Stock, and the ownership, management and operation of the Debtor.

     8.3 BINDING EFFECT OF RELEASES. On the Effective Date, each Releasee and each holder of a Claim and each holder of an Equity Interest shall be deemed to have agreed to the provisions of Section 8.1 and 8.2 of the Plan, and shall be bound thereby for all purposes whatsoever.

                     ARTICLE IX - IMPLEMENTATION OF THE PLAN

     9.1 CANCELLATION OF CERTAIN SECURITIES. On the Effective Date, (a) all Old Common Stock then issued and outstanding or held in CHI's treasury and (b) if Class 8 votes to reject the Plan, all Series G Preferred Stock, shall be cancelled and extinguished, and no consideration will be paid or delivered with respect thereto, in all events without any action on the part of CHI, Reorganized CHI or any other entity. The share certificates or any other instruments evidencing any Old Common Stock Equity Interest or Series G Stock Equity Interest, if Class 8 votes to reject the Plan, shall be deemed cancelled without further action under any applicable agreement, law, regulation, order or rule and the obligations of CHI under any agreement or certificate of designation governing such Equity Interests will be discharged.

     9.2 NEW SECURITIES.

     (a) Authorization. As of the Effective Date, the issuance of (i) 9,085,517 shares of New Class A Common Stock, (ii) 914,483 shares of New Class B Common Stock, (iii) 10,000,000 additional shares of New Common Stock (which may be issued as either New Class A Common Stock or New Class B Common Stock) and (iv) 10,000,000 shares of new preferred stock by Reorganized CHI is hereby authorized without further act or action under applicable law, regulation, order or rule.

     (b) Issuance. The following new securities shall be issued pursuant to the Plan without further act or action under applicable law, regulation, order or rule:

          (i) 10,000,000 shares of New Common Stock to be issued to the holders of the Senior Discount Notes;

          (ii) 810,811 New Series B Warrants;

          (iii) 526,316 New Series C Warrants; and

          (iv) 810,811 Management Options.

     (c) Reserve. The following new securities shall be reserved for issuance pursuant to the New Series B Warrant Agreement, the New Series C Warrant Agreement and the Management Option Plan, in each case without further act or action under applicable law, regulation, order or rule:

          (i) 810,811 shares of New Common Stock, to be reserved for the New Series B Warrants;

          (ii) 526,316 shares of New Common Stock to be reserved for the New Series C Warrants; and

          (iii) 810,811 shares of New Class A Common Stock to be reserved for the Management Options.

     9.3 REGISTRATION RIGHTS. Each person or entity receiving a distribution of New Common Stock, New Warrants or New Common Stock issued upon the exercise of the New Warrants or the Management Options pursuant to the Plan shall be entitled to become a party to the Registration Rights Agreement.

     9.4 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. The Debtor or Reorganized CHI is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     9.5 CORPORATE ACTION. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the shareholders or directors of the Debtor or Reorganized CHI under the Plan, including, without limitation, the issuance of New Common Stock, New Warrants and Management Options, the effectiveness of the Amended CHI By-Laws and the Restated CHI Certificate of Incorporation, the election or appointment, as the case may be, of directors and officers of Reorganized CHI pursuant to the Plan, and the authorization and approval of the Management Option Plan and the Employment Agreements shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states of Delaware, without any requirement of further action by the shareholders or directors of the Debtor or Reorganized CHI. On the Effective Date or as soon thereafter as is practicable, Reorganized CHI shall, if required, file its Restated CHI Certificate of Incorporation with the Secretary of State of Delaware, in accordance with the applicable general corporation law of the state of Delaware.

     9.6 STOCKHOLDERS' AGREEMENT. Upon its effectiveness, the Stockholders' Agreement attached hereto as Exhibit I shall bind each holder (including each original recipient and transferee of an original recipient or other transferee) of the New Common Stock and the New Common Stock issued upon exercise of the New Warrants and Management Options. The Stockholders' Agreement shall become effective on or after the Effective Date when executed by the holders of Allowed Senior Discount Notes Claims receiving 66-2/3% or more of the New Common Stock distributed under the Plan. The Stockholders' Agreement will remain in effect until terminated in accordance with its terms.

            ARTICLE X - GOVERNANCE AND MANAGEMENT OF REORGANIZED CHI

     10.1 GENERAL. On the Effective Date, the management, control and operation of Reorganized CHI shall become the general responsibility of the Board of Directors of Reorganized CHI, who shall, thereafter, have the responsibility for the management, control and operation of Reorganized CHI.

     10.2 MEETINGS OF REORGANIZED CHI STOCKHOLDERS. In accordance with the Restated CHI Certificate of Incorporation and the Amended CHI By-Laws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized CHI shall be held on a date in 1998 selected by the Board of Directors of Reorganized CHI, and subsequent meetings of the stockholders of Reorganized CHI shall be held at least once annually each year thereafter.

     10.3 DIRECTORS AND OFFICERS OF REORGANIZED CHI.

     (a) Board of Directors. The Stockholders' Agreement provides for a seven member board of directors and sets forth certain procedures governing the nomination and election of directors. The board will consist of two members of the Company's management, one independent outside director, two directors designated by Swiss Bank Corporation and two directors designated by Morgan Stanley & Co. Incorporated. On the Effective Date, Morgan Stanley & Co. Incorporated and Swiss Bank Corporation will each designate one of their two directors. At anytime thereafter, either or both may designate their second director and cause such person to be elected to the Board of Directors, without further action by the directors or shareholders of Reorganized CHI. The identity of the initial members of the Board of Directors of Reorganized CHI will be disclosed at or immediately prior to the Confirmation Hearing. Each of the members of such initial Board of Directors shall serve until the first annual meeting of stockholders of Reorganized CHI or his or her earlier resignation or removal in accordance with the Restated CHI Certificate of Incorporation or Amended CHI By-Laws, as the same may be amended from time to time.

     (b) Officers. The officers of CHI immediately prior to the Effective Date shall serve as the initial officers of Reorganized CHI on and after the Effective Date. Such officers shall serve in accordance with the Employment Agreements, or any other applicable employment agreement with Reorganized CHI, and applicable nonbankruptcy law.

     10.4 AMENDED BY-LAWS AND RESTATED CERTIFICATE OF INCORPORATION. The Amended CHI By-Laws and the Restated CHI Certificate of Incorporation shall become effective as of the Effective Date and shall, among other things: (a) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation and by-laws as permitted by applicable law and (b) effectuate the provisions of the Plan, in each case without any further action by the shareholders or directors of CHI, the Debtor in Possession or Reorganized CHI, and (c) provide that the name of CHI shall be changed to CHI Energy, Inc..

     10.5 MANAGEMENT OPTION PLAN. If not adopted by the Debtor prior to the Effective Date, Reorganized CHI shall adopt a stock option plan, the form of which is annexed hereto as Exhibit D (the "Management Option Plan"). Under the Management Option Plan, Reorganized CHI shall enter into stock option agreements with key employees, the forms of which also are annexed hereto as Exhibit D (the "Management Option Agreements"). Pursuant to the Management Option Agreements, Reorganized CHI shall issue the Management Options to key employees in accordance with the vesting schedule set forth in the Management Option Plan.

     10.6 EMPLOYMENT AGREEMENTS. As of the Effective Date, the Debtor or Reorganized CHI shall have entered into the Employment Agreements.


                     ARTICLE XI - EFFECTIVENESS OF THE PLAN

     11.1 CONDITIONS PRECEDENT TO EFFECTIVENESS. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.3 of the Plan:

          (a) Confirmation Order. The Confirmation Order, in form and substance reasonably acceptable to the Debtor, the Unofficial Bondholders' Committee and the Creditors' Committee, shall have been signed by the Bankruptcy Judge, and there shall not be a stay or injunction in effect with respect thereto;

          (b) Working Capital Facility. Reorganized CHI shall have credit availability under a working capital facility, in amount, form and substance acceptable to the Debtor, Unofficial Bondholders' Committee and the Creditors' Committee, if any, to provide Reorganized CHI with (i) access to letters of credit for projects; (ii) working capital to meet its ordinary and peak requirements and (iii) additional borrowings to support future projects.

          (c) Execution and Delivery of Certain Agreements. The following agreements, in form satisfactory to the Debtor, the Unofficial Bondholders' Committee and the Creditors' Committee, if any, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

               (i) Amended CHI By-Laws;

               (ii) Restated CHI Certificate of Incorporation;

               (iii) Employment Agreements;

               (iv) New Series B Warrant Agreement;

               (v) New Series C Warrant Agreement;

               (vi) Management Option Plan and Management Option Agreements;

               (vii) Registration Rights Agreement; and

               (viii) Stockholders' Agreement.

          (d) Documentation. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

     11.2 EFFECT OF FAILURE OF CONDITIONS. In the event that one or more of the conditions specified in Section 11.1 of the Plan have not occurred or been duly waived by the Debtor, Unofficial Bondholders' Committee and the Creditors' Committee, if any, as provided in Section 11.3 on or before 60 days after the Confirmation Date, upon notification submitted by the Debtor to the Bankruptcy Court and to counsel for the Unofficial Bondholders' Committee and the Creditors' Committee, if any, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor's obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

     11.3 WAIVER OF CONDITIONS. The Debtor may waive, by a writing signed by an authorized representative of each of the Debtor, the Unofficial Bondholders' Committee and the Creditors' Committee, if any, and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in this Article XI.


                  ARTICLE XII - EFFECT OF CONFIRMATION OF PLAN

     12.1 TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. From and after the Effective Date, any "50-percent shareholder" of the Debtor within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be permanently enjoined from claiming a worthless stock deduction with respect to its Equity Interest for any taxable year of such shareholder ending prior to the Effective Date.

     12.2 REVESTING OF ASSETS. The property of the estate of the Debtor shall revest in Reorganized CHI on the Effective Date, and thereafter Reorganized CHI may operate its business, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Debtor and Reorganized CHI shall be free and clear of all Liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

     12.3 DISCHARGE OF DEBTOR. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor in Possession, or any of its assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full, and (b) all persons shall be precluded from asserting against Reorganized CHI or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     12.4 PERMANENT INJUNCTION. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtor (including, without limitation, Reorganized CHI) and its respective properties and interests in property.


                    ARTICLE XIII - RETENTION OF JURISDICTION

    The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     13.1 To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

     13.2 To determine any and all adversary proceedings, applications and contested matters;

     13.3 To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

     13.4 To hear and determine any timely objections to Administrative Expense Claims, or to proofs of Claims or Equity Interests filed, both before and after the Confirmation Date, including without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest;

     13.5 To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

     13.6 To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

     13.7 To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     13.8 To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

     13.9 To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

     13.10 To recover all assets of the Debtor and property of the Debtor's estate, wherever located;

     13.11 To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

     13.12 To hear any other matter not inconsistent with the Bankruptcy Code;
and

     13.13 To enter a final decree closing the Chapter 11 Case.


                     ARTICLE XIV - MISCELLANEOUS PROVISIONS

     14.1 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

     14.2 EXCULPATION. Neither the Debtor, Reorganized CHI, the Unofficial Bondholders' Committee nor the Creditors' Committee, if any, nor any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, Reorganized CHI, the Bondholder' Committee and the Creditors' Committee, if any, and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     14.3 TERMINATION OF CREDITORS' COMMITTEE. If a Creditors' Committee is appointed, the appointment of the Creditors' Committee shall terminate on the later of the Effective Date and the date of the hearing to consider applications for final allowances of compensation and reimbursement of expenses.

     14.4 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of the title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

     14.5 AMENDMENT OR MODIFICATION OF THE PLAN. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtor at any time prior to the Confirmation Date in accordance with Section 1127(a) of the Bankruptcy Code, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code; provided, however, that the holders of Claims and Equity Interests agree or consent to such alteration, amendment or modification or if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

     14.6 SEVERABILITY. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable only with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

     14.7 REVOCATION OR WITHDRAWAL OF THE PLAN. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

     14.8 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, Reorganized CHI.

     14.9 NOTICES. All notices, requests and demands to or upon the Debtor or Reorganized CHI to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

     If to the Debtor:

    Consolidated Hydro, Inc.
    680 Washington Boulevard
    Stamford, Connecticut 06901
    Attn:  Mr. Edward M. Stern
    Telephone: (203) 425-8850
    Facsimile: (203) 425-8880

    with copies to:

    Weil, Gotshal & Manges LLP                Richards, Layton & Finger, P.A.
    767 Fifth Avenue                          One Rodney Square
    New York, New York  10153                 Wilmington, Delaware 19899
    Attn: Lori R. Fife, Esq.                  Attn:  Thomas L. Ambro, Esq.
    Telephone: (212) 310-8000                 Telephone: (302) 658-6541
    Facsimile: (212) 310-8007                 Facsimile: (302) 658-6548

    If to the Unofficial Bondholders' Committee:

    Wachtell Lipton Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attn: Chaim J. Fortgang, Esq.
    Telephone: (212) 403-1000
    Facsimile: (212) 403-2000


     14.10 GOVERNING LAW. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

     14.11 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the consummation of the Plan, the Debtor or Reorganized CHI, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     14.12 PLAN SUPPLEMENT. Any and all exhibits or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Section 14.9 of the Plan.

     14.13 ADMINISTRATIVE EXPENSES INCURRED AFTER THE CONFIRMATION DATE. Administrative expenses incurred by the Debtor or Reorganized CHI after the Confirmation Date, including, without limitation, claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtor or reorganized CHI, as the case may be, in the ordinary course of business and without further approval of the Bankruptcy Court.

     14.14 SECTION 1125(e) OF THE BANKRUPTCY CODE. (a) The Debtor has, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and (b) the Debtor, each of the members of the Unofficial Bondholders' Committee (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and purchase of the securities offered and sold under the Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation and/or purchase shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

     14.15 HEADINGS. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

     14.16 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

Dated:  Stamford, Connecticut
        August 8, 1997


                              CONSOLIDATED HYDRO, INC., a Delaware corporation


                              By:______________________________________________
                                    Name:  Edward M. Stern
                                    Title: President and Chief Operating Officer

                               TABLE OF CONTENTS
                                                                          PAGE

ARTICLE I - DEFINITION OF TERMS AND RULES OF INTERPRETATION................  1

ARTICLE II - TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS
             AND PRIORITY TAX CLAIMS.......................................  10
    2.1      PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS............  10
    2.2      OTHER ADMINISTRATIVE EXPENSE CLAIMS...........................  10
    2.3      PRIORITY TAX CLAIMS...........................................  10

ARTICLE III - CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS................  11

ARTICLE IV - TREATMENT OF CLAIMS AND EQUITY INTERESTS AND VOTING...........  11
    4.1      CLASS 1 - OTHER PRIORITY CLAIMS...............................  11
    4.2      CLASS 2 - SECURED CLAIMS......................................  12
    4.3      CLASS 3 - SENIOR DISCOUNT NOTE CLAIMS.........................  12
    4.4      CLASS 4 - DNB FACILITY CLAIM..................................  12
    4.5      CLASS 5 - GENERAL UNSECURED CLAIMS............................  13
    4.6      CLASS 6 - INTERCOMPANY CLAIMS.................................  13
    4.7      CLASS 7 - SERIES F EQUITY INTERESTS...........................  13
    4.8      CLASS 8 - SERIES H EQUITY INTERESTS...........................  14
    4.9      CLASS 9 - SERIES G EQUITY INTERESTS...........................  14
    4.10     CLASS 10 - OLD COMMON STOCK EQUITY INTERESTS..................  14

ARTICLE V - PROVISIONS REGARDING DISTRIBUTION..............................  15
    5.1      METHOD OF DISTRIBUTIONS UNDER THE PLAN........................  15
    5.2      WAIVER OF ENFORCEMENT OF PRIORITY.............................  16
    5.3      SURRENDER OF EXISTING SECURITIES AND AGREEMENTS...............  17

ARTICLE VI - PROCEDURES FOR TREATING DISPUTED CLAIMS AND EQUITY INTERESTS..  17
    6.1      PROSECUTION OF OBJECTIONS.....................................  17
    6.2      NO DISTRIBUTIONS PENDING ALLOWANCE............................  17
    6.3      DISTRIBUTIONS AFTER ALLOWANCE.................................  17

ARTICLE VII - EXECUTORY CONTRACTS AND UNEXPIRED LEASES.....................  18
    7.1      ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS
             AND UNEXPIRED LEASES..........................................  18
    7.2      APPROVAL OF ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS
               AND UNEXPIRED LEASES........................................  18
    7.3      CURE OF DEFAULTS..............................................  18

    7.4      REJECTION OF CERTAIN PUT AND CALL AGREEMENTS..................  19
    7.5      BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO
               EXECUTORY CONTRACTS AND UNEXPIRED LEASES REJECTED
               PURSUANT TO THE PLAN........................................  19
    7.6      INSURANCE POLICIES............................................  19
    7.7      INDEMNIFICATION OBLIGATIONS...................................  19
    7.8      COMPENSATION AND BENEFIT PROGRAMS.............................  19
    7.9      RETIREE BENEFITS..............................................  20


ARTICLE VIII - LIMITED RELEASES............................................  20
    8.1      LIMITED RELEASE OF RELEASEES AND OTHER PARTIES................  20
    8.2      LIMITED RELEASE BY RELEASEES AND OTHER PARTIES................  20
    8.3      BINDING EFFECT OF RELEASES....................................  20

ARTICLE IX - IMPLEMENTATION OF THE PLAN....................................  21
    9.1      CANCELLATION OF CERTAIN SECURITIES............................  21
    9.2      NEW SECURITIES................................................  21
    9.3      REGISTRATION RIGHTS...........................................  22
    9.4      EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS...............  22
    9.5      CORPORATE ACTION..............................................  22
    9.6      STOCKHOLDERS' AGREEMENT.......................................  22

ARTICLE X - GOVERNANCE AND MANAGEMENT OF REORGANIZED CHI...................  23
    10.2     MEETINGS OF REORGANIZED CHI STOCKHOLDERS......................  23
    10.3     DIRECTORS AND OFFICERS OF REORGANIZED CHI.....................  23
    10.4     AMENDED BY-LAWS AND RESTATED CERTIFICATE OF INCORPORATION.....  23
    10.5     MANAGEMENT OPTION PLAN........................................  24
    10.6     EMPLOYMENT AGREEMENTS.........................................  24

ARTICLE XI - EFFECTIVENESS OF THE PLAN.....................................  24
    11.1     CONDITIONS PRECEDENT TO EFFECTIVENESS.........................  24
    11.2     EFFECT OF FAILURE OF CONDITIONS...............................  25
    11.3     WAIVER OF CONDITIONS..........................................  25

ARTICLE XII - EFFECT OF CONFIRMATION OF PLAN...............................  25
    12.1     TERM OF BANKRUPTCY INJUNCTION OR STAYS........................  25
    12.2     REVESTING OF ASSETS...........................................  25
    12.3     DISCHARGE OF DEBTOR...........................................  26
    12.4     PERMANENT INJUNCTION..........................................  26

ARTICLE XIII - RETENTION OF JURISDICTION...................................  26

ARTICLE XIV - MISCELLANEOUS PROVISIONS.....................................  27
    14.1     EXEMPTION FROM TRANSFER TAXES.................................  28
    14.2     EXCULPATION...................................................  28
    14.3     TERMINATION OF CREDITORS' COMMITTEE...........................  28
    14.4     PAYMENT OF STATUTORY FEES.....................................  28
    14.5     AMENDMENT OR MODIFICATION OF THE PLAN.........................  28
    14.6     SEVERABILITY..................................................  28
    14.7     REVOCATION OR WITHDRAWAL OF THE PLAN..........................  28
    14.8     BINDING EFFECT................................................  29
    14.9     NOTICES.......................................................  29
    14.10    GOVERNING LAW.................................................  29
    14.11    WITHHOLDING AND REPORTING REQUIREMENTS........................  30
    14.12    PLAN SUPPLEMENT...............................................  30
    14.13    ADMINISTRATIVE EXPENSES INCURRED AFTER THE
               CONFIRMATION DATE...........................................  30
    14.14    SECTION 1125(e) OF THE BANKRUPTCY CODE........................  30
    14.15    HEADINGS......................................................  30
    14.16    EXHIBITS AND SCHEDULES........................................  31

                         INDEX OF EXHIBITS AND SCHEDULE

EXHIBITS

EXHIBIT A ................................. Form of By-Laws of CHI Energy, Inc.

EXHIBIT B ............................ Form of Restated Certificate of
                                       Incorporation of Consolidated Hydro, Inc.

EXHIBIT C ......................................... Form of Employment Agreement

EXHIBIT D ................................ CHI Energy, Inc. 1997 Stock Option
                                           Plan and Management Option Agreements

EXHIBIT E .................................. Form of Series B Warrant Agreement

EXHIBIT F .................................. Form of Series C Warrant Agreement

EXHIBIT G ...................................... List of Nondebtor Subsidiaries

EXHIBIT H ........................................Registration Rights Agreement

EXHIBIT I ..............................................Stockholders' Agreement

SCHEDULE

SCHEDULE 7.1 ............................... Executory Contracts and Unexpired
                                             Leases to be Rejected

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

------------------------------------ x
                                     :
In re                                :
                                     :     CHAPTER 11
CONSOLIDATED HYDRO, INC.,            : CASE NO. _____________
                                     :
                  Debtor.            :
                                     :
------------------------------------ x



                     PLAN OF REORGANIZATION UNDER CHAPTER 11
               OF THE BANKRUPTCY CODE OF CONSOLIDATED HYDRO, INC.







                                   WEIL, GOTSHAL & MANGES LLP
                                   Attorneys for the Debtor
                                   767 Fifth Avenue
                                   New York, New York 10153
                                   (212) 310-8000

                                        and

                                   RICHARDS, LAYTON & FINGER, P.A.
                                   Attorneys for the Debtor
                                   One Rodney Square
                                   Wilmington, Delaware 19899
                                   (302) 685-6541

Dated:  Stamford, Connecticut
        August 8, 1997

                              EXHIBIT A TO THE PLAN

                       Form of By-Laws of CHI Energy, Inc.

                              EXHIBIT B TO THE PLAN

    Form of Restated Certificate of Incorporation of Consolidated Hydro, Inc.

                              EXHIBIT C TO THE PLAN

                          Form of Employment Agreement

                              EXHIBIT D TO THE PLAN

    CHI Energy, Inc. 1997 Stock Option Plan and Management Option Agreements

                              EXHIBIT E TO THE PLAN

                       Form of Series B Warrant Agreement

                              EXHIBIT F TO THE PLAN

                       Form of Series C Warrant Agreement

                              EXHIBIT G TO THE PLAN

                         List of Nondebtor Subsidiaries

                              EXHIBIT H TO THE PLAN

                          Registration Rights Agreement

                              EXHIBIT I TO THE PLAN

                             Stockholders' Agreement

                            SCHEDULE 7.1 TO THE PLAN

             Executory Contracts and Unexpired Leases to be Rejected

             EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED
             -------------------------------------------------------


1. Amended and Restated Stockholders, Optionholders and Warrantholders Agreement among Consolidated Hydro, Inc., and its stockholders, optionholders and warrantholders dated March 25, 1992.

2.   Consolidated Hydro, Inc. Amended and Restated 1992 Stock Option Plan.

3. Put and Call Agreement dated as of June 20, 1993, by and among Consolidated Hydro, Inc., SES Partners, L.P. and Summit Energy Storage Inc.

4. Call Agreement dated as of November 1, 1993, by and among Consolidated Hydro, Inc., SES Partners II, L.P. and Summit Energy Storage Inc.

5. Warrant Agreement dated as of November 1, 1993, between Consolidated Hydro, Inc. and SES Partners II, L.P.




NYFS10...:\84\38684\0003\1791\PLN6027I.52N